FIRST AMENDMENT TO MERGER AGREEMENT

THIS FIRST AMENDMENT TO MERGER AGREEMENT (this “Amendment”), dated as of June 23, 2011, is by and among First Guaranty Bancshares, Inc., First Guaranty Merger Subsidiary, Inc., First Guaranty Bank (the “First Guaranty Parties”) and Greensburg Bancshares, Inc. and Bank of Greensburg (the “Greensburg Parties”), and amends the Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 22, 2010, by and among the First Guaranty Parties and the Greensburg Parties, pursuant to which Greensburg Bancshares, Inc. is to merge with and into First Guaranty Bancshares, Inc. (the “Merger”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Merger Agreement.

WHERAS, all regulatory and stockholder approvals have been recently obtained and Greensburg Bancshares, Inc. stockholders are in the process of making their election as to the form of merger consideration they wish to receive and which election period is due to expire on June 27, 2011; and

WHEREAS, the Board of Directors of each of the First Guaranty Parties and the Greensburg Parties has determined that this Amendment which will allow for additional time to complete the Merger in light of the on-going election and need to complete the closing documentation following the election period is in the best interests of their respective companies and stockholders and wish to proceed with the Merger in accordance with the terms of the Merger Agreement, as amended hereby.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the First Guaranty Parties and the Greensburg Parties, intending to be legally bound, agree as follows:

1.           Amendment to Section 1.1 of the Merger Agreement.  Section 1.1 of the Merger Agreement is revised to read as follows:

“Closing Date” means the Business Day determined by First Guaranty Bancshares, in its sole discretion, upon five (5) Business Days’ prior written notice to Greensburg Bancshares, or such shorter period as the parties may mutually agree, but in no event later than July 8, 2011.

2.           Amendment to Section 7.01 (b) of the Merger Agreement.  Section 7.01 (b) of the Merger Agreement is revised to read as follows:

          Section 7.01  Termination.

This Agreement may be terminated at any time prior to the Merger Effective Date, whether before or after approval of the stockholders of Greensburg Bancshares referred to in Section 5.10(a)(v) hereof:

(b)           by First Guaranty Bancshares or Greensburg Bancshares (i) if the Merger Effective Date shall not have occurred on or prior to July 8, 2011, (ii) if a vote of the stockholders of Greensburg Bancshares is taken and such stockholders fail to approve this Agreement at the special meeting of stockholders (or any adjournment thereof) of Greensburg Bancshares or by consent action as contemplated by Section 5.10(a)(v) hereof, or (iii) any Regulatory Authority formally disapproves the issuance of any Regulatory Approval or other necessary approval, except that in the case of clause (i) of this Section 7.01(b), the right to terminate shall not be available to any party whose failure to perform an obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger and the other transactions contemplated hereby to be consummated by July 8, 2011.

3.           Remainder Unaffected.  The other terms and provisions of the Merger Agreement shall not be affected by this Amendment, and the Merger Agreement shall continue in full force and effect as amended hereby.

4.           Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

5.           Governing Law.  Regardless of any conflict of law or choice of law principles that might otherwise apply, the parties agree that this Amendment shall be governed by and construed in all respects in accordance with the internal laws and judicial decisions of the State of Louisiana, except to the extent federal law and regulations applicable to financial institutions shall be controlling.

[signatures appear on next page]

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed on its behalf by its duly authorized officer as of the day and year first above written.

FIRST GUARANTY BANCSHARES, INC.

By:           /s/ Alton Lewis
Alton LewisChief Executive Officer

FIRST GUARANTY MERGER SUBSIDIARY, INC.

By:           /s/ Alton Lewis
Alton LewisChief Executive Officer

FIRST GUARANTY BANK

By:           /s/ Alton Lewis
Alton LewisChief Executive Officer

GREENSBURG BANCSHARES, INC.

By:           /s/ John L. Hobgood II
John L. Hobgood, II
President and Chief Executive Officer

BANK OF GREENSBURG

By:           /s/ John L. Hobgood II
John L. Hobgood, II
President and Chief Executive Officer